Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
EAST TEXAS EAGLE FORD ACQUISITION

FRISCO, TEXAS, November 21, 2013 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has entered into an agreement with Ursa Resources Group II LLC to acquire 70% of its interests in certain oil and gas properties in Burleson and Washington Counties, Texas for $66.5 million.  The properties being acquired include one well producing 433 barrels of oil equivalent per day (“BOED”) (227 BOED, net to the interests being acquired) and approximately 32,000 gross acres (20,000 net) that are prospective for oil in the East Texas Eagle Ford shale formation.  The properties are near successful Eagle Ford shale wells drilled by other industry participants.  Comstock expects to complete the acquisition during this quarter, which is subject to customary closing conditions contained in the purchase agreement.  Comstock anticipates moving one of its operated rigs to these properties in early 2014 and estimates that it will drill ten operated wells on this acreage in 2014.

"This acquisition will allow us to extend our successful South Texas Eagle Ford shale program into East Texas" stated M. Jay Allison, Chief Executive Officer of Comstock.  "The East Texas Eagle Ford acquisition combined with the acreage the company is acquiring in the Tuscaloosa Marine Shale play will complement our successful oil drilling program in South Texas by adding multiple years of additional oil drilling inventory for Comstock."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.